Exhibit 2.4

List of Exhibits Omitted from the Purchase and Sale Agreement

Referenced in Exhibit 2.3 Above

Pursuant to Regulation S-K, Item 601(b)(2), the Exhibits to the Purchase and Sale Agreement referenced in Exhibit 2.3 above, as listed below, have not been filed. The Registrant agrees to furnish supplementally a copy of any omitted Exhibit to the Commission upon request; provided, however, that the Registrant may request confidential treatment of omitted items.

Exhibits:

Exhibit A:	Membership Interests
Exhibit B:	Lease Agreement (attached as Exhibit 2.5 to Current Report on Form 8-K)
Exhibit C:	Closing Checklist
Exhibit D:	Minimum Requirements For ALTA/ACSM Land Title Surveys
Exhibit E :	Membership Transfer Documents